Exhibit 5.1

February 21, 2024

PECO Energy Company 2301 Market Street Philadelphia, Pennsylvania 19101	Baltimore Gas and Electric Company 2 Center Plaza, 110 West Fayette Street, Baltimore, Maryland 21201

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by PECO Energy Company, a Pennsylvania corporation (“PECO”) and Baltimore Gas and Electric Company, a Maryland corporation (“BGE”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an unlimited amount of (a) first mortgage bonds (“PECO Mortgage Bonds”), which may be sold from time to time by PECO Energy Company and (b) debt securities (“BGE Debt Securities”), which may be sold from time to time by Baltimore Gas and Electric Company, in each case in amounts, at prices and on terms to be determined at the time of an offering (collectively, the “Securities”).

Unless otherwise specified in the applicable prospectus supplement, the PECO Mortgage Bonds will be issued under PECO’s First and Refunding Mortgage (the “PECO Mortgage”), dated as of May 1, 1923, between The Counties Gas and Electric Company (predecessor to PECO) and Fidelity Trust Company, Trustee (now U.S. Bank National Association, as successor trustee), as amended and supplemented and as to be further amended and supplemented by one or more supplemental indentures creating the PECO Mortgage Bonds.

Unless otherwise specified in the applicable prospectus supplement, the BGE Debt Securities will be issued under an Indenture relating to the debt securities between BGE and U.S. Bank National Association, as trustee (the “BGE Indenture”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and all exhibits thereto and such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the registrants and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth. We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

In rendering the opinions expressed below, we have assumed that (a) the Registration Statement has become effective under the Act, (b) a prospectus supplement with respect to the applicable Securities shall have been filed with the Commission in compliance with the Act and the rules and regulations thereunder, (c) the applicable Securities have been duly and properly authorized for issuance, (d) all instruments relating to the applicable Securities have been duly and properly authorized and properly executed and delivered and (e) the terms of the applicable Securities have been duly and properly established in conformity with the applicable instruments so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon PECO or BGE, as applicable, and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over PECO or BGE, as applicable.

Based on the foregoing, we are of the opinion that:

1.            When a series of PECO Mortgage Bonds have been duly and properly executed and authenticated in accordance with the PECO Mortgage and duly and properly issued and delivered by PECO in the manner contemplated in any prospectus supplement relating thereto to the purchasers thereof against payment of the agreed consideration therefor, the PECO Mortgage Bonds will constitute binding obligations of PECO, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

2.            When a series of BGE Debt Securities have been duly and properly executed and authenticated in accordance with the BGE Indenture and duly and properly issued and delivered by BGE in the manner contemplated in any prospectus supplement relating thereto to the purchasers thereof against payment of the agreed consideration therefor, the BGE Debt Securities will constitute binding obligations of BGE, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the State of New York. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ballard Spahr LLP